Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

1847 HOLDINGS LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common shares or pre-funded warrants to purchase common shares(2)(3)	Rule 457(o)	-	-	$12,000,000.00	0.00014760	$1,771.20
Fees Previously Paid	Equity	Common shares underlying the pre-funded warrants (3)(4)	Rule 457(o)	-	-	-	-	-
Fees Previously Paid	Equity	Series A warrants to purchase common shares(4)	Rule 457(g)	-	-	-	-	-
Fees Previously Paid		Common shares underlying the series A warrants(2)	Rule 457(o)	-	-	$12,000,000.00	0.00014760	$1,771.20
Fees Previously Paid	Equity	Series B warrants to purchase common shares(4)	Rule 457(g)	-	-	-	-	-
Fees Previously Paid	Equity	Common shares underlying the series B warrants(2)	Rule 457(o)	-	-	$12,000,000.00	0.00014760	$1,771.20
	Total Offering Amounts					$36,000,000.00		$5,313.60
	Total Fees Previously Paid							$5,313.60
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of share splits, share dividends or similar transactions.

(3)	The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and the proposed maximum offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common shares sold in the offering.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common shares issuable upon exercise of such warrants.